Exhibit 99

USANA Health Sciences Announces Final Fourth Quarter and Full-Year Financial Results

2008 Marks the 6th Consecutive Year of Record Sales and Associates

SALT LAKE CITY--(BUSINESS WIRE)--February 23, 2009--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced final financial results for the fiscal fourth quarter and full year, ending January 3, 2009. The financial results presented by the Company in this press release include comparisons to financial results for the year 2007. The results for 2007 have been restated due to an IRS tax adjustment, as disclosed by the Company in a Form 8-K filed on February 23, 2009. These restated financial results will also be disclosed in the financial statements and related disclosures in the Company’s 2008 Form 10-K.

Financial Performance

Net sales for the fourth quarter of 2008 increased by 2.1% to a record $111.1 million, compared with $108.7 million in the fourth quarter of the prior year. Net sales growth for the 14-week fourth quarter of 2008 resulted from a 12.5% increase in the number of active Associates, compared with the fourth quarter of the prior year. Dramatic changes in currencies during the fourth quarter, driven by the strengthening U.S. dollar, reduced net sales by approximately $10 million, compared with the fourth quarter of the prior year.

Earnings per share during the fourth quarter, before a one-time adjustment, decreased 15.2% to $0.56 per share, compared with $0.66 per share in the fourth quarter of 2007. This decrease was due primarily to the impact of currency changes during the quarter. After a one-time adjustment of about $0.27, earnings per share decreased to $0.29, a 56.1% decrease, compared with the fourth quarter of the prior year. This one-time adjustment was the result of an unanticipated arbitration award against the Company for approximately $7 million.

For the full year of 2008, record net sales were $429.0 million, an increase of 1.4%, compared with $423.1 million for the full year of 2007. This increase in net sales was the result of growth in the number of active Associates, primarily in East Asia, which was partially offset by decreased sales in the U.S., Canada, and in some of our markets in Southeast Asia/Pacific.

Earnings per share from continuing operations for the full year of 2008 decreased 30.2% to $1.85, compared with $2.65 in 2007. Excluding the one-time adjustment for the arbitration award noted above, earnings per share for 2008 was $2.12. This decrease in earnings per share was primarily due to higher overall operating costs. During 2008, the Company repurchased approximately 1.1 million shares for a total of $39.9 million.

Regional Results

During the fourth quarter of 2008, net sales in North America decreased 1.3% to $67.0 million, compared with the fourth quarter of the prior year. This decline was primarily the result of a stronger U.S. dollar, which decreased net sales in this region by $5.4 million. Excluding currency changes, net sales in North America during the fourth quarter increased by 6.7%, compared with the fourth quarter of the prior year. Additionally, the number of active Associates in this region increased by 7.0% during the quarter, compared with the fourth quarter of prior year.

Net sales in the Asia Pacific region in the fourth quarter of 2008 increased 7.8% to $44.0 million, compared with $40.8 million in 2007. Excluding currency changes, net sales in Asia Pacific during the fourth quarter increased by 19.0%, compared with the fourth quarter of the prior year. This increase was due to a 19.7% increase in the number of active Associates to 91,000, compared with 76,000 in the fourth quarter of the prior year. The number of active Associates grew in this region due primarily to a 68.8% improvement in Hong Kong and a 36.4% improvement in Malaysia.

Dave Wentz, chief executive officer of USANA Health Sciences, said, “At our international convention held during the third quarter of 2008, we implemented two new global enhancements to our compensation plan. These enhancements provide our Associates with two additional ways to earn income at USANA and incent those Associates who are actively building their business. We are pleased to see the number of active Associates increase in the fourth quarter as a result of these enhancements. During these uncertain economic times, we remain optimistic that our direct selling opportunity will continue to attract individuals who are looking for income through a rewarding home-based business.”

Outlook

Today, the Company is providing financial guidance for the full year 2009. Considering current global economic conditions and the strength of the U.S. dollar, the Company projects a modest increase in consolidated net sales of about 2% in 2009. It also anticipates local currency growth during the year. The effect of changes in foreign currency, however, is expected to reduce net sales by 6% to 8%. Earnings per share for 2009 are estimated to increase about 4%, compared with the full year of 2008, and are also expected to be dramatically reduced by changes in foreign currency. This earnings per share estimate for 2009 is based on an effective tax rate of 36%.

Jeff Yates, the Company’s vice president and chief financial officer, said, “The fourth quarter of 2008 was significantly impacted by changes in foreign currency, which reduced our overall operating results. For most of 2009, we anticipate that year-over-year comparisons will be affected by the current strength of the U.S. dollar. Accordingly, our guidance for 2009 reflects these anticipated currency pressures. We are optimistic, however, that the recent compensation plan enhancements will increase our sales in the local currencies. Additionally, we will continue to manage spending to ensure that our overall costs correlate with our actual sales.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Tuesday, February 24, 2009 at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings (Unaudited)
(In thousands, except per share data)

	Quarter Ended		Year Ended
	29-Dec-07	3-Jan-09	29-Dec-07	3-Jan-09
	(as restated)		(as restated)

Net sales	$108,748	$111,058	$423,149	$429,012
Cost of sales	22,902	23,264	87,891	88,878
Gross profit	85,846	87,794	335,258	340,134

Operating expenses
Associate incentives	44,533	53,789	170,383	185,329
Selling, general and administrative	24,393	26,398	94,174	106,808

Earnings from operations	16,920	7,607	70,701	47,997

Other income	283	(1,051)	471	(1,676)
Earnings from continuing operations before income taxes	17,203	6,556	71,172	46,321

Income taxes	6,246	2,066	25,530	16,376

Income from continuing operations	10,957	4,490	45,642	29,945

Loss from discontinued operations	-	-	(612)	-

NET EARNINGS	$10,957	$4,490	$45,030	$29,945

Earnings per share - diluted
Continuing operations	$0.66	$0.29	$2.65	$1.85
Discontinued operations	$-	$-	$(0.03)	$-
Net Earnings	$0.66	$0.29	$2.62	$1.85
Weighted average shares outstanding - diluted	16,586	15,642	17,206	16,163
USANA Health Sciences, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	As of	As of
	29-Dec-07	3-Jan-09
	(as restated)
ASSETS
Current Assets
Cash and cash equivalents	$12,865	$13,281
Inventories	19,439	23,879
Other current assets	13,688	15,514
Total current assets	45,992	52,674

Property and equipment, net	52,061	56,762
Goodwill	5,690	5,690
Other assets	5,385	7,446
Total assets	$109,128	$122,572

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,111	$6,879
Other current liabilities	37,763	47,655
Total current liabilities	45,874	54,534

Line of credit	28,000	34,990
Other long-term liabilities	2,305	1,212
Stockholders' equity	32,949	31,836
Total liabilities and stockholders' equity	$109,128	$122,572

USANA Health Sciences, Inc.
Sales by Region
(in thousands)

	Quarter Ended
	29-Dec-07		3-Jan-09
	(Unaudited)		(Unaudited)
Region
North America

United States	$41,697	38.3%	$42,350	38.1%

Canada	20,462	18.8%	18,653	16.8%

Mexico	5,748	5.3%	6,011	5.4%

North America Total	67,907	62.4%	67,014	60.3%

Asia Pacific

Southeast Asia/Pacific	23,184	21.3%	22,368	20.2%

East Asia	13,568	12.5%	17,532	15.8%

North Asia	4,089	3.8%	4,144	3.7%

Asia Pacific Total	40,841	37.6%	44,044	39.7%

Consolidated	$108,748	100.0%	$111,058	100.0%

Active Associates by Region (1)

	As of
	29-Dec-07		3-Jan-09
	(Unaudited)		(Unaudited)
Region
North America

United States	61,000	34.6%	63,000	31.8%

Canada	26,000	14.8%	29,000	14.6%

Mexico	13,000	7.4%	15,000	7.6%

North America Total	100,000	56.8%	107,000	54.0%

Asia Pacific

Southeast Asia/Pacific	39,000	22.2%	44,000	22.2%

East Asia	30,000	17.0%	40,000	20.2%

North Asia	7,000	4.0%	7,000	3.6%

Asia Pacific Total	76,000	43.2%	91,000	46.0%
Total	176,000	100.0%	198,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product from USANA at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)

	As of
	29-Dec-07		3-Jan-09
	(Unaudited)		(Unaudited)
Region
North America

United States	50,000	64.1%	43,000	60.6%

Canada	18,000	23.1%	16,000	22.5%

Mexico	2,000	2.6%	3,000	4.2%

North America Total	70,000	89.8%	62,000	87.3%

Asia Pacific

Southeast Asia/Pacific	6,000	7.6%	7,000	9.9%

East Asia	1,000	1.3%	1,000	1.4%

North Asia	1,000	1.3%	1,000	1.4%

Asia Pacific Total	8,000	10.2%	9,000	12.7%
Total	78,000	100.0%	71,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product from USANA at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Investors:
Patrique Richards
Investor Relations
801-954-7961
investor.relations@us.usana.com
Media:
Dan Macuga
Public Relations
801-954-7280